UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
____________
Date of Report (Date of earliest event reported) November 18, 2011 (November 25, 2011)
Travelport Limited
(Exact name of Registrant as specified in its charter)

Bermuda	333-141714	98-0505100
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)
300 Galleria Parkway
Atlanta, GA 30339
(Address of principal executive office)
Registrant’s telephone number, including area code (770) 563-7400
N/A

(Former name or former address if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     As previously disclosed in our periodic reports, in connection with former third-party national distribution company (“NDC”) arrangements, we have been involved in a dispute with three of our former NDC partners regarding the payment of one particular disputed fee. During the fourth quarter of 2010, the dispute with respect to one such former partner was concluded completely in our favor by third party arbitrators. On November 18, 2011, in the dispute with a different partner, arbitrators rendered a decision against us which will result in an extraordinary cash charge of approximately $19.7 million in the fourth quarter of 2011. While we disagree with the findings of the latest arbitration decision, such decision is binding and not appealable. The dispute with respect to the last remaining partner remains outstanding but is of a lesser magnitude than the aforementioned adverse ruling. Although no assurances can be given due to the inherent uncertainty of arbitration and litigation, we believe such claim is without merit.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELPORT LIMITED

By:	/s/ Eric J. Bock

Eric J. Bock Executive Vice President, Chief Legal Officer and Chief Administrative Officer
Date: November 25, 2011